[GALAXY NUTRITIONAL FOODS LOGO]



FOR IMMEDIATE RELEASE:                       CONTACT:
June 2, 2003                                 Dawn M. Robert, Investor Relations
                                             Galaxy Nutritional Foods, Inc.
                                             (407) 854-0433


                       GALAXY NUTRITIONAL FOODS ANNOUNCES
                             FINANCIAL RESTRUCTURING

              FINOVA CAPITAL & FINOVA MEZZANINE LOANS REMOVED;
              TEXTRON FINANCIAL PROVIDES NEW ASSET-BASED LOAN;
                 SOUTHTRUST BANK PROVIDES ADDITIONAL FUNDING

ORLANDO, Florida (June 2, 2003) - Galaxy Nutritional Foods (AMEX: GXY), the leading producer of nutritious plant-based dairy alternatives for the retail and foodservice markets, today announced that Textron Financial Corporation ("Textron Financial") has replaced Finova Capital Corporation ("Finova Capital") as the Company's asset-based lender.

The new revolving line of credit from Textron Financial has a maximum facility amount of $7.5 million and an interest rate that is 2.25% lower than the rate previously charged by Finova Capital, whose line was due to mature July 1, 2003.

The Company will benefit from improved cash availability based on the higher advance rates provided by Textron Financial on eligible raw materials and finished goods inventory (an increase of 21% over the most recent advance rate previously provided by Finova Capital) as well as on eligible accounts receivable (an increase of 5% over the advance rate previously provided by Finova Capital). The Textron Financial line of credit will be used for working capital to support growth initiatives.

According to Christopher Gouskos, President of Textron Financial's Business Credit Division, "we are looking forward to becoming one of Galaxy's financial partners and think it is a great fit for both companies". Gouskos further added, " Our relationship with Galaxy is indicative of our desire to find solid companies who, for whatever reason, found themselves caught up in the credit crunch and provide them with much needed working capital".


The Company also announced that SouthTrust Bank ("SouthTrust") has increased its lending position in the Company with a new $2 million loan. The new loan was used to repay one-half of the Company's $4 million subordinated debt with Finova Mezzanine Capital, Inc. ("Finova Mezzanine"). The remaining $2 million balance of the subordinated debt with Finova Mezzanine was repaid through private placement proceeds, the details of which were also announced today. The Company has an $8.1 million equipment loan outstanding with SouthTrust which was renewed and consolidated with the new $2 million loan. The new consolidated $10.1 million loan extends the maturity date on the original loan from March 2005 to June 2009 with a more favorable amortization. This new consolidated loan bears interest at the rate of prime plus 1%, an increase of 1% over the prior term loan.

Additionally, the Company has restructured its $501,000 bridge loan with SouthTrust by extending the maturity date from October 2003 to April 2004 and providing for a fully amortizing payment schedule over the term of the loan. This will enable the company to have a streamlined payoff of this loan versus a balloon payment.

The financial restructuring encompassed by the above transactions and the private placements also announced today, all of which closed May 30, 2003, will enable the Company to greatly improve its balance sheet position by reducing its short-term debt, as a percentage of total debt, from 58% to 38%.

Christopher J. New, Galaxy's CEO, said, "It is a pleasure to have two strong partners such as Textron Financial and SouthTrust Bank. We welcome Textron Financial as a new partner with whom we hope to enjoy a mutually beneficial relationship for many years to come. SouthTrust has remained a steadfast partner displaying great confidence in our ability by expanding their relationship with Galaxy. We thank them for their continued commitment to our company."

"Today's announcement is a very exciting one for Galaxy," Mr. New continued. "It is the result of many months of hard work by everyone involved. These events will play a major role in our ability to grow our business efficiently as a result of the additional working capital, reduced debt service and more favorable debt structure which will be provided by these transactions."

ABOUT GALAXY NUTRITIONAL FOODS, INC.
Galaxy Nutritional Foods(R) is the leading producer of health-promoting plant-based dairy and dairy-related alternatives for the retail and foodservice markets. An exclusive, new and technologically advanced, safer "hot process" is used to produce these phytonutrient-enriched products, made from nature's best grains - soy, rice and oats. Veggie products are low fat and fat free (saturated fat and trans-fatty acid free), cholesterol and lactose free, are growth hormone and antibiotic free, and have more calcium, vitamins and other minerals than conventional dairy products. Because they are made with plant proteins, the products are more environmentally friendly and economically efficient than dairy products derived solely from animal proteins. Galaxy's products are part of the healthy and natural foods category, the fastest growing segment of the retail food market. Galaxy brand names include: Galaxy Nutritional Foods(R); Veggie(R); Nature's Alternative(TM); Veggie Lite Bakery(TM); Veggie Cafe(TM); Soyco(R); Soymage(R); Wholesome Valley(R); Lite Bakery(R); and formagg(R). For more information, please visit Galaxy's website at: www.galaxyfoods.com. This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.